Exhibit 99.1

Candel Therapeutics Reports Third Quarter 2021 Financial Results and Recent Corporate Highlights

NEEDHAM, Mass., Nov. 12, 2021 (GLOBE NEWSWIRE) — Candel Therapeutics, Inc. ("Candel" or “the Company”) (Nasdaq: CADL), a late clinical stage biopharmaceutical company developing novel oncolytic viral immunotherapies, today reported financial results for the third quarter ended September 30, 2021 and provided a corporate update.

“With the completion of our IPO in August 2021 and multiple data readouts across our product candidates expected over the next 12 months, we are well-capitalized and in a strong position to advance on the Company’s goal to bring novel oncolytic viral immunotherapies to patients with cancer,” said Paul Peter Tak, MD, PhD, FMedSci, President and Chief Executive Officer of Candel Therapeutics. “In the quarter and recent weeks, we expanded visibility of our technology and clinical programs with six presentations at medical conferences, highlighting clinical observations for our lead product candidate from our adenoviral platform, CAN-2409, in prostate cancer and our lead product candidate from our HSV platform, CAN-3110, in high-grade glioma, two areas of significant unmet need.”

Third Quarter 2021 & Recent Highlights

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In September, Scott E. Eggener, MD, principal investigator, presented data at the AdMeTech Foundation’s Fifth Global Summit on Precision Diagnosis and Treatment of Prostate Cancer, highlighting safety observations from the Company’s phase 2 clinical trial of CAN-2409 in patients with localized, low to intermediate risk prostate cancer undergoing active surveillance.
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Also in September, E. Antonio Chiocca, MD, PhD, FAANS, principal investigator, presented clinical and immunological biomarker data from the phase 1 clinical trial of CAN-3110 in patients with recurrent high-grade glioma at the 16th Meeting of the European Association of Neuro-Oncology.
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In October, Dr. Tak provided a technology overview at the Cambridge Healthtech Institute’s 9th Annual Immuno-Oncology Summit in a session titled Novel Oncolytic Viral Immunotherapies for Solid Tumors.

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Separately, at the Hanson Wade 6th Annual Oncolytic Virotherapy Summit held in October, Dr. Tak highlighted Candel’s approach with its novel oncolytic viral immunotherapies, CAN-2409 and CAN-3110, to immunize against a patient’s own tumor neo-antigens. Also at this conference, Dr. Chiocca presented on the Company’s CAN-3110 program in glioblastoma.
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In October, the Company announced the appointment of Mace L. Rothenberg, MD, as a senior advisor to Dr. Tak. Dr. Rothenberg, an industry veteran with more than 30 years of experience across government, academia and industry, will help support the Company’s continued growth and acceleration.
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Also in October, the Company’s Chief Medical Officer, Laura K. Aguilar, MD, PhD, presented data on patient-reported tolerability of intraprostatic injections at the 28th Annual Prostate Cancer Foundation Scientific Retreat. These data further support patient receptiveness to intra-prostatic injection of CAN-2409 and its comparability, in terms of tolerance, to routine intra-prostatic biopsies.
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In early November, the Company had two presentations at the 13th International Oncolytic Virus Conference Meeting. Dr. Chiocca provided details on the first-in-human clinical trial of CAN-3110 in glioblastoma. Dr. Tak gave a talk in a Special Session, titled Leveraging Viral Oncolytic Immunotherapy Platform to Tip the Balance in Favor of the Immune System that highlighted recent advancements of CAN-2409 and CAN-3110 development, including the enrollment completion and patient tolerability data from the phase 3 trial in prostate cancer, and the blinded safety data from the phase 2 clinical trial in patients with prostate cancer undergoing active surveillance.
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Also in November, the Company’s Vice President, Head of Research, Francesca Barone, MD, PhD, presented novel biomarker data from the ongoing phase 1 open-label, dose-escalation clinical trial of CAN-3110 in patients with recurrent high-grade glioma at the Society for Immunotherapy of Cancer’s (SITC) 36th Annual Meeting. The presentation focused on the biological findings of this study, showed the ability of CAN-3110 to induce immune activation both locally, in the tumor microenvironment, and systemically in peripheral blood of treated patients.

Key Upcoming Milestones

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Patrick Y. Wen, MD, principal investigator, will present initial safety data on CAN-2409 in combination with nivolumab from a phase 1 clinical trial in high-grade glioma at the 26th Annual Meeting of the Society for Neuro-Oncology (SNO) in November.

Financial Results for the Third Quarter Ended September 30, 2021

Cash Position: Cash and cash equivalents as of September 30, 2021 were $88.4 million, as compared to $35.1 million as of December 31, 2020. The increase was due to successful completion of the Company’s initial public offering in August 2021, which provided net proceeds of $71.3 million, after deducting underwriting discounts and commissions and offering expenses and the use of $18.3 million to fund operating activities and capital expenditures for the nine months ended September 30, 2021. Based on current plans and assumptions, the Company expects that its existing cash and cash equivalents will be sufficient to fund its operations into the second quarter of 2023.

Research & Development Expenses: Research and development expenses were $5.3 million and $11.3 million for the three and nine months ended September 30, 2021, respectively, as compared to $1.8 million and $5.2 million for the comparable periods of 2020. The increases were primarily due to increased personnel-related costs, including stock-based compensation, for additional headcount to support the ongoing clinical trials for Candel’s product candidates as well as increased clinical development costs. Excluding stock-based compensation expense of $1.5 million for the three months ended September 30, 2021, and $2.0 million for the nine months ended September 30, 2021, research and development expenses for the three and nine months ended September 30, 2021, were $3.8 million and $9.3 million, respectively.

General and Administrative Expenses: General and administrative expenses were $2.8 million and $6.8 million for the three and nine months ended September 30, 2021, respectively, as compared to $1.0 million and $2.6 million for the comparable periods of 2020. The increases were primarily due to increased personnel-related costs, including stock-based compensation, for additional headcount required to support the growth of the Company and the transition to a public company, an increase in professional fees associated with Candel’s preparation for the IPO completed in August 2021 and costs associated with operating as a public company. Excluding stock-based compensation expense of $0.4 million for the three months ended September 30, 2021, and $1.4 million for the nine months ended September 30, 2021, general and administrative expenses for the three and nine months ended September 30, 2021, were $2.4 million and $5.4 million, respectively.

Total Operating Expenses: Total operating expenses were $8.1 million and $18.1 million for the three and nine months ended September 30, 2021, respectively, as compared to $2.8 million and $7.8 million for the comparable periods of 2020. The increases were primarily due to increased personnel-related costs, including stock-based compensation, for additional headcount required to support the growth of the Company and the transition to a public company, an increase in professional fees associated with Candel’s preparation for the IPO completed in August 2021, an increase in costs associated with operating as a public company and increased clinical development costs. Excluding stock-based compensation expense of $1.9 million for the three months ended September 30, 2021, and $3.4 million for the nine months ended September 30, 2021, total operating expenses for the three and nine months ended September 30, 2021, were $6.2 million and $14.7 million, respectively.

Net Loss: Net loss was $16.2 million and $37.7 million for the three and nine months ended September 30, 2021, respectively, as compared to $2.6 million and $7.2 million for the comparable periods of 2020. The net loss for the three and nine months ended September 30, 2021, includes a noncash charge of $8.3 million and $20.6 million for the change in the fair value of the Company’s warrant liability and stock-based compensation of $1.9 million and $3.4 million, respectively. Excluding the noncash charges for the change in the warrant liability and excluding the stock-based compensation, the net loss for the three and nine months ended September 30, 2021, was $6.0 million and $13.7 million, respectively.

Candel Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
Research and development service revenue, related party	$31	$31	$94	$94
Operating expenses:
Research and development	5,265	1,813	11,324	5,220
General and administrative	2,795	967	6,756	2,559
Total operating expenses	8,060	2,780	18,080	7,779
Loss from operations	(8,029)	(2,749)	(17,986)	(7,685)
Other income (expense):
Grant income	131	154	927	473
Interest, dividend and investment income (expense), net	(14)	41	(42)	62
Change in fair value of warrant liability	(8,250)	—	(20,619)	(52)
Total other income (expense), net	(8,133)	195	(19,734)	483
Net loss	$(16,162)	$(2,554)	$(37,720)	$(7,202)
Other comprehensive (loss) gain:
Unrealized (loss) gain on available-for-sale securities	—	(4)	—	69
Comprehensive loss	$(16,162)	$(2,558)	$(37,720)	$(7,133)
Net loss per share attributable to common stockholders, basic and diluted	$(0.69)	$(0.22)	$(2.42)	$(0.62)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	23,325,716	11,614,754	15,579,267	11,614,616

Candel Therapeutics, Inc.

Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	SEPTEMBER 30, 2021	DECEMBER 31, 2020
Cash and cash equivalents	$88,385	$35,053
Working capital	86,553	30,433
Total assets	95,960	38,282
Warrant liability	27,450	6,831
Total other liabilities	5,523	5,953
Accumulated deficit	(81,891)	(44,171)
Total stockholders equity (deficit)	$62,987	$(23,562)

About Candel Therapeutics

Candel is a late clinical stage biopharmaceutical company focused on helping patients fight cancer with oncolytic viral immunotherapies. Candel’s engineered viruses are designed to induce immunogenic cell death through direct viral-mediated cytotoxicity in cancer cells, thus releasing tumor neo-antigens and creating a pro-inflammatory microenvironment at the site of injection. Candel has established two oncolytic viral immunotherapy platforms based on novel, genetically modified adenovirus and herpes simplex virus (HSV) constructs, respectively. CAN-2409 is the lead product candidate from the adenovirus platform and CAN-3110 is the lead product candidate from the HSV platform. New discovery programs are based on the enLIGHTEN™ HSV platform.

For more information about Candel, visit www.candeltx.com.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding the timing and advancement of development programs, include key data readout milestones; expectations regarding the therapeutic benefit of its programs; and expectations regarding cash runway and expenditures. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the timing and advancement of development programs; expectations regarding the therapeutic benefit of the Company’s programs; the Company’s ability to efficiently discover and develop product candidates; the Company’s ability to obtain and maintain regulatory approval of product candidates; the Company’s ability to maintain its intellectual property; the implementation of the Company’s business model, and strategic plans for the Company’s business and product candidates, and other risks identified in the Company’s SEC filings, including the Company’s Quarterly Report on Form 10-Q filed on November 12, 2021, and subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Media Contact

Heidi Chokeir, PhD

Managing Director

Canale Communications

heidi.chokeir@canalecomm.com

619-203-5391

Investor Contact

Sylvia Wheeler

Principal

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com